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                                                                    EXHIBIT 10.6

                          EXTENDED SYSTEMS INCORPORATED

                      AMENDED RESTRICTED STOCK OPTION PLAN


        1. Purpose. This Plan is intended to provide nonqualified stock options for the regular full-time employees and the directors of Extended Systems Incorporated, a Delaware corporation, ("Corporation"), or any of its subsidiaries. The stock options granted under this Plan shall be considered as additional compensation to the employee-director receiving the stock option and the value thereof shall be taxable as income to said employee-director at the time the stock option is exercised or is canceled by the Corporation in accordance with this agreement.

        2. Term and Administration of Plan. This Plan shall become effective upon approval by the Board of Directors and the Shareholders for the Corporation and shall terminate as to the granting of new stock options on _______________, 19__, unless sooner terminated by resolution of the Board of Directors. Upon termination of this Plan, such termination shall not affect outstanding stock options which have not yet been exercised. This Plan shall be administered and implemented by the Corporation.

        3. Stock Subject to Plan. There is hereby established a Restricted Stock Option Plan Reserve to which shall be allocated 2,500,000 shares of common stock, par value $.10 per share, of the Corporation. If the shares of stock of the Corporation should, as a result of a stock split or stock dividend or combination of shares of any other change, or exchange for other securities, by reclassification, reorganization, redesignation, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into or exchanged for a different number or kinds of shares of stock or other securities of the Corporation or of another corporation, the number of shares of the then remaining Reserve shall be appropriately adjusted to reflect such action.

        4. Eligibility for Stock Option. The Corporation shall award stock options under this Plan to regular full-time employees and directors of the Corporation by entering into a Stock Option Agreement with said employee-director specifically stating the number of shares of stock which may be purchased under the Stock Option Agreement in accordance with the terms of this Plan. In selecting employees or directors to whom stock options are to be awarded and granted, the Corporation shall consider the value of their services and shall consider the granting and awarding of the stock options to be additional compensation to such employees-directors.

        5. Purchase Price. The purchase price of stock under any Stock Option granted under this Plan shall be the current appraised price of the shares of stock as of the date of the award of the Stock Option or such other price as determined by the Board of Directors. The current appraised price shall be determined by an independent appraiser every quarter, provided a public market does not exist for the stock. If a market price does exist, the options granted will be at a price equal to the closing price on the day the option is granted. The grant price of the shares of stock shall be included in the Stock Option Agreement. The purchase price shall be due and payable in cash by the employee/director at the time of the exercise of the stock option.



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        6. Time of Exercise of Option. Unless otherwise provided by the Board of
Directors, any option granted under this Plan may not be exercised before the first anniversary date of the Stock Option Agreement; and thereafter the Stock Option may be exercised as to twenty percent (20%) of the shares represented after the first anniversary date, twenty percent (20%) of the shares represented after the second anniversary date, twenty percent (20%) of the shares represented after the third anniversary date, twenty percent (20%) of the shares represented after the fourth anniversary date, and the remaining twenty percent (20%) of the shares represented after the fifth anniversary date of the Stock Option Agreement. Provided, any option granted under this Plan shall terminate ten (10) years after the date of the Stock Option Agreement unless exercised by the employee/director by said date.

        7. Restriction and Termination of Stock Options. Any stock option granted under this Pan may be exercised only while the owner thereof is a regular full-time employee or director of the Corporation or any of its subsidiaries, unless the employment or directorship is terminated by reason of death or permanent and total disability. Upon termination of employment or directorship by any party and for any reason except death or permanent and total disability of employee-director, any unexercised stock options of the employee-director shall immediately and automatically terminate without payment of any consideration to employee-director.

        8. Nontransferability. Any option granted under this Plan shall be nontransferable by the employee-director and any attempt to transfer such option before its exercise shall be null and void.

        9. Other Terms. Any stock option granted under this Plan may contain such other additional terms and conditions, which are deemed necessary or desirable by the Corporation.

        10. Amendment. This Plan may be amended at any time by the Board of Directors.

        APPROVED by the Board of Directors and effective on September 1, 1987, and amended by the Board of Directors at their meetings on September 28, 1990, January 2, 1992, and April 26, 1994.

        DATED this 26th day of April, 1994.

                                       /s/ Raymond Smelek
                                       ----------------------------------
                                       President

ATTEST:

/s/ Robert G. Hamlin
----------------------------
Secretary


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